Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 15
DATED January 15, 2008
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1, dated August 9, 2006, Supplement #2, dated August 16, 2006, Supplement #3, dated October 12, 2006, Supplement #4, dated October 24, 2006, Supplement #5, dated November 14, 2006, Supplement #6 dated January 4, 2007, Supplement #7 dated March 16, 2007, Supplement #8 dated April 25, 2007, Supplement #9 dated May 15, 2007, Supplement #10 dated June 6, 2007, Supplement #11 dated July 27, 2007, Supplement #12 dated August 14, 2007, Supplement #13 dated September 26, 2007, and Supplement #14 dated November 14, 2007.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, #3, #4, #5, #6, #7, #8, #9, #10, #11, #12, #13, and #14 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, #3, #4, #5, #6, #7, #8, #9, #10, #11, #12, #13, and #14.

This prospectus supplement includes the attached Current Reports on Form 8-K, as filed by us with the Securities and Exchange Commission on January 14, 2008 and January 15, 2008.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 14, 2008

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31332 (Commission File Number)	33-0264467 (I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 2.02.  Results of Operations and Financial Condition.

On January 14, 2008, Liquidmetal Technologies, Inc. issued a press release announcing its revenue projections for the fiscal quarter ended December 31, 2007.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 2.02 of this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press release dated January 14, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry Buffington
Larry Buffington
President, and Chief Executive Officer

Date:  January 14, 2008

2

EXHIBIT INDEX

Exhibit Number	Description
99.1	—Press Release, dated January 14, 2008.

3

Exhibit 99.1

  News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Announces Projected Fourth Quarter Revenue

Rancho Santa Margarita, Ca. January 14th, 2008- Liquidmetal® Technologies, Inc. OTCBB: LQMT) today announced that based upon preliminary review of its 2007  fourth quarter financial performance, the Company expects to report net revenue of approximately  $8.6 million for the fourth quarter ending December 31, 2007, the highest level of quarterly revenue reported to date for the Company.  Projected fourth quarter net revenue represents an increase from $7.1 million in the third quarter of 2007 and the $6.4 million in the fourth quarter of 2006.  Projected net revenue does not include revenue of licensees from the manufacture and sale of Liquidmetal products although it includes royalty and material sales to our licensees.

Larry Buffington, Chief Executive Officer, commented, “The strong revenue growth in the fourth quarter was due in part to increased demand and adoption of our technology and continued momentum building in our strategy to segment our business into respective business categories, whether through our own subsidiary or a licensee, and allowing each business unit to focus and execute their respective strategies. We are pleased with the trend in the business.”

Liquidmetal Technologies will provide additional details of the fourth quarter financials during a regularly scheduled earnings call to be announced later next month. The Company does not intend to announce projected revenue every quarter prior to the filing of its periodic reports with the SEC.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

#   #   #

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 13, 2008

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31331	33-0264467
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)	Identification No.)

30452 Esperanza

Rancho Santa Margarita, CA  92688

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 5.02.  Appointment of Principal Officer; Compensatory Arrangement of Officer.

On January 13, 2008, the Board of Directors of Liquidmetal Technologies, Inc. (the “Company”) approved the appointment of Gerald E. Morrow to serve as the Chief Financial Officer of the Company effective immediately.  As Chief Financial Officer, Mr. Morrow will serve as the Company’s principal financial and accounting officer.  Won Chung will cease to be the Company’s principal financial and accounting officer, but will continue to serve as Vice President of Finance of the Company.

Mr. Morrow, who is 57 years of age, most recently served as Vice President of Finance at Performance Team Freight Systems, Inc., a nationwide third party logistics company.  He served in this capacity from 2000 until 2007, where he oversaw all finance, budgeting and human resource responsibilities.  From 1999 to 2000, Mr. Morrow was the Controller for Ace Clearwater Enterprises, a privately held aerospace manufacturing company.  From 1996 to 1998, he was the Controller of Gerald Metals, Inc.’s PGP Industries, a precious metals trading and refining company.  From 1993 to 1995, Mr. Morrow served as the Division Controller of the Vertical Products Division of Goulds Pumps, Incorporated, which manufactured vertical turbine pumps.  From 1987 through 1993, Mr. Morrow served as Controller of Dun & Bradstreet Corporation’s Donnelly Information Publishing.  Mr. Morrow received a B.S. in Business Administration from the California State University at Long Beach in 1975.

The Company and Mr. Morrow have entered into an Employment Agreement, dated January 13, 2008, under which Mr. Morrow will serve as the Company’s Chief Financial Officer for a term of three years ending on January 13, 2011 (the “Employment Agreement”).  The Employment Agreement provides for an annual base salary of $175,000 plus bonuses at the discretion of the Company’s Board of Directors.  The Company can terminate Mr. Morrow’s employment at any time, provided that if his employment is terminated without cause, then he will continue to be entitled to his base salary and health and welfare benefits for a period of six months after termination.  In connection with the commencement of his employment, Mr. Morrow was granted an option to purchase up to 200,000 shares of Company common stock under the Company’s 2002 Equity Incentive Plan.  The option was granted at an exercise price equal to $0.64 per share, which was the fair market value of the Company’s common stock on the option grant date, and the option vests to the extent of 40,000 shares on each anniversary of the option grant date beginning in 2009.

Item 7.01.  Regulation FD Disclosure.

The Company has issued a press release, dated January 15, 2008, relating to the appointment of Gerald Morrow as Chief Financial Officer of the Company.  The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit
Number	Description
99.1	Press release dated January 15, 2008.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Larry E. Buffington
Larry E. Buffington,
President & Chief Executive Officer

Date: January 15, 2008

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated January 15, 2008.

4

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Introduces New

Chief Financial Officer

Rancho Santa Margarita, Ca. January 15th, 2008- Liquidmetal® Technologies, Inc. (OTCBB: LQMT) today announced the appointment of Gerald E. Morrow as the new Chief Financial Officer effective immediately. Mr. Morrow brings to the company thirty years of corporate financial expertise spanning five service and manufacturing industries, in the areas of financial management, strategic planning and equity placements. As an established senior executive, Gerald Morrow most recently served as the Vice President of Finance for the California based Performance Team Freight Systems, Inc., overseeing all finance and human resources responsibilities. He also brings to Liquidmetal® Technologies a track record of improved financial reporting, budgeting and performance management systems which facilitate rapid growth and support manufacturing efficiencies.

At the southern California based Goulds Pumps, Inc., Mr. Morrow implemented an activity based cost system bringing about a complete division turnaround for the manufacturer from loss to profitability. As a former Controller for Dun & Bradstreet Corporation’s Donnelley Information Publishing, Mr. Morrow was responsible for finance, budgeting, and procurement services and served as a key member of the executive council responsible for implementation of a total quality management program which accounted for major sales growth over a three year period.

John Kang, Chairman of Liquidmetal Technologies commented, “Gerry joins Liquidmetal Technologies at an exciting time in the commercialization of our technology.  Gerry is an experienced and mature CFO and has utilized his financial expertise to develop valuable financial systems to support operations in growth and changing environments throughout his career.  His deep financial expertise will be valuable as the Company builds its business through internal growth and our licensed partners.”

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.